As filed with the Securities and Exchange Commission on May 26, 2009
Post-effective Amendment No. 2 to Form S-1              Registration No. 333-151028

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1/A-2

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

DERMA SCIENCES, INC.
(Exact name of Registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	23-2328753 (I.R.S. Employer Identification No.)

214 Carnegie Center, Suite 300
Princeton, NJ 08540
(609) 514-4744
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Edward J. Quilty, President
214 Carnegie Center, Suite 300
Princeton, NJ 08540
(609) 514-4744
(Address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all communications and notices to:
Raymond C. Hedger, Jr., Esq.
Hedger & Hedger
2 Fox Chase Drive
P.O. Box 915
Hershey, PA 17033
(717) 534-9993

        Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☑

        THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT BECOMES EFFECTIVE ON THE DATE THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

PROSPECTUS

Derma Sciences, Inc.

9,292,500 Shares of
Common Stock

_________________

        The shareholders of Derma Sciences listed below are offering and selling 9,292,500 shares of common stock under this prospectus. We will not receive any part of the proceeds from sales of the shares.

        Our common stock is quoted on the National Association of Securities Dealers OTC Bulletin Board trading under the ticker symbol “DSCI”. On May 21, 2009 the closing price for the common stock as reported by the OTC Bulletin Board was $0.37.

_________________

        These shares involve risks. See “Risk Factors” beginning on page 5.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_________________

The date of this prospectus is May __, 2009.

(Subject to completion)

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a shelf registration process. Under this shelf registration process, the selling stockholders may from time to time sell an indeterminate number of shares of common stock in one or more offerings.

        This prospectus does not contain all of the information set forth in the registration statement of which this prospectus is a part, as permitted by the rules and regulations of the SEC. For additional information regarding us and the offered shares, please refer to the registration statement of which this prospectus is a part. Before purchasing any common stock, you should carefully read this prospectus, together with the additional information described under the section of this prospectus titled “Where You Can Find More Information.” In particular, you should carefully consider the risks and uncertainties described under the section titled “Risk Factors” in this prospectus before you decide whether to purchase any common stock. These risks and uncertainties, together with those not known to us or those that we may deem immaterial, could impair our business and ultimately affect the price of our common stock.

        You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. No offers are being made hereby in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the cover. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before purchasing common stock under this offering, you should carefully read this entire prospectus, including “Risk Factors” and the information incorporated by reference into this prospectus.

Our Company

        Derma Sciences, Inc. was organized and incorporated in 1984. During the period 1984 to 1994, we operated as a private company. In 1994, we conducted our initial public offering and our common stock has been publicly held since that time.

        We market and sell three lines of products. Our wound care products consist of basic and advanced dressings, ointments, sprays and adhesive strips designed to manage and treat a wide range of chronic and non-chronic skin conditions. Our specialty fastener products consist of sterile pressure sensitive adhesive wound closure strips and catheter fasteners. Our general purpose and specialized skincare products consist of bath sponges, body washes, shampoos, an incontinent wash, a moisture barrier ointment, skin moisturizers and lotions, hand washes and sanitizers and a hard surface disinfectant.

        We sell our products through our own direct sales force and through independent distributors and manufacturers’ representatives. Our primary customers are nursing homes, hospitals, clinics and home healthcare agencies and, with respect to adhesive strips, medical, industrial and retail facilities. Our products are available throughout the United States, Canada and in other select international markets.

        Our executive offices are located at 214 Carnegie Center, Suite 300, Princeton, New Jersey and our telephone number is (609) 514-4744.

Our Website

        Our internet address is http://www.dermasciences.com. Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, are made available free of charge on our website as soon as practicable after these documents are filed with or furnished to the Securities and Exchange Commission (“SEC”). Information contained on our website, however, is not part of this prospectus.

The Offering

Description of Common Stock

        Holders of our common stock are exclusively entitled to receive dividends relative to the stock as and when declared by our board of directors. With respect to all matters submitted to a vote of our shareholders, holders of common stock, along with holders of our preferred stock, have one vote for each share held. Holders of our common stock may cumulate their votes for the election of our Company’s directors. That is, holders of our common stock may multiply the number of shares owned by the number of directors standing for election and cast the resulting number of votes for a single director-nominee or divide the resulting number of votes among two or more director-nominees.

Selling Shareholders

        The selling shareholders will sell up to 9,292,500 shares of our common stock for their own accounts. These shares may be sold for an indefinite period in accordance with the plan of distribution described below.

Plan of Distribution

        The selling shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of their common stock in private transactions or on any stock exchange, market or trading facility on which the common stock is traded. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. For a detailed description of the manner in which the common stock may be sold, please refer to the information under the heading “Plan of Distribution” in this prospectus.

Use of Proceeds

        We will not receive any proceeds from sale of the common stock by the selling stockholders.

Risk Factors

        Please carefully read and consider information under the heading “Risk Factors” in this prospectus before deciding to invest in shares of our common stock.

RISK FACTORS

        This investment involves a high degree of risk and you should purchase shares only if you can afford a complete loss of your investment. Consider carefully these risk factors and other information in this prospectus.

The potential increase in common shares due to the conversion, exercise or vesting of outstanding dilutive securities may have a depressive effect upon the market value of the Company’s shares.

        Up to 19,926,291 shares of the Company’s common stock are potentially issuable upon the conversion, exercise or vesting of outstanding convertible preferred stock, warrants, options and restricted stock awards (“dilutive securities”). The shares of common stock potentially issuable upon conversion, exercise or vesting of dilutive securities are substantial compared to the 40,140,743 shares of common stock currently outstanding.

        Earnings per share of common stock may be substantially diluted by the existence of these dilutive securities regardless of whether they are converted, exercised or issued. This dilution of earnings per share could have a depressive effect upon the market value of the Company’s common stock.

The Company has generated only nominal income and it cannot guarantee future profitability.

        The Company incurred losses of $758,080 in the first quarter of 2009 (unaudited), $3,961,937 in 2008, $2,284,605 in 2007, $1,099,990 in 2005, $2,338,693 in 2004, $2,581,337 in 2000 and $2,998,919 in 1999 and earned net income of $668,739 in 2006, $22,241 in 2003, $61,368 in 2002 and $192,398 in 2001. At March 31, 2009, the Company had an accumulated deficit of $20,421,903 (unaudited). Although the Company achieved profitability in 2006, 2003, 2002 and 2001, the Company cannot offer any assurance that it will be able to generate sustained or significant earnings.

The Company’s liquidity may be dependent upon amounts available under its existing line of credit or amounts available through additional debt or equity financings.

        In 2008, the Company incurred a net operating loss and generated negative cash flow from operating activities. The Company utilized funds from its line of credit to fund its operations. The Company has taken steps to improve its overall liquidity and believes it has sufficient liquidity to meet its needs for the foreseeable future. However, in the event the Company’s cash flow from operating activities is insufficient to meet its requirements, the Company may be constrained either to refinance its current line of credit or seek equity financing. There can be no assurance that such financing would be available or, if available, that such financing could be obtained upon terms acceptable to the Company.

The Company’s stock price has been volatile and this volatility is likely to continue.

        Historically, the market price of the Company’s common stock has been volatile. The high and low prices for the years 2004 through 2008 and the first quarter of 2009 are set forth in the table below:

Derma Sciences, Inc. Trading Range – Common Stock

Year	Low	High

2004	$0.43	$1.90
2005	$0.42	$0.78
2006	$0.45	$0.90
2007	$0.58	$1.40
2008	$0.20	$1.35
2009(*)	$0.24	$0.70

(*) January 1 through April 30.

        Events that may affect the Company’s common stock price include:

•	Quarter to quarter variations in its operating results;
•	Changes in earnings estimates by securities analysts;
•	Changes in interest rates or other general economic conditions;
•	Changes in market conditions in the wound care and skin care industries;
•	The introduction of new products either by the Company or by its competitors; and
•	The loss of a major customer.

        Although all publicly traded securities are subject to price and volume fluctuations, it is likely that the Company’s common stock will experience these fluctuations to a greater degree than the securities of more established and better capitalized organizations.

The Company has not paid, and is unlikely to pay in the near future, cash dividends on its securities.

        The Company has never paid any cash dividends on its common or preferred stock and does not anticipate paying cash dividends in the foreseeable future. The payment of dividends by the Company will depend on its future earnings, financial condition and such other business and economic factors as the Company’s management may consider relevant.

The Company’s foreign operations are essential to its economic success and are subject to various unique risks.

        The Company’s future operations and earnings will depend to a large extent on the results of its operations in Canada and its ability to maintain a continuous supply of basic wound care products from its operations and suppliers in China. While the Company does not envision any adverse change to operations in Canada and China, adverse changes to these operations, as a result of political, governmental, regulatory, economic, exchange rates, labor, logistical or other factors, could have an adverse effect on the Company’s future operating results.

The rate of reimbursement for the purchase of the Company’s products by government and private insurance is subject to change.

        Sales of several of the Company’s wound care products depend partly on the ability of its customers to obtain reimbursement for the cost of its products from government health administration agencies such as Medicare and Medicaid. Both government health administration agencies and private insurance firms continuously seek to reduce healthcare costs. These cost reduction efforts may adversely affect both the eligibility of the Company’s products for reimbursement and the rate of reimbursement. Although management believes that reimbursement policies relative to the Company’s products will remain stable for the foreseeable future, it can offer no assurance that the Company’s products will continue to be eligible for reimbursement indefinitely or that the rate of reimbursement will not be reduced.

The Company’s success may depend upon its ability to protect its patents and proprietary technology.

        The Company owns patents, both in the United States and abroad, for several of its products, and relies upon the protection afforded by its patents and trade secrets to protect its technology. The Company’s success may depend upon its ability to protect its intellectual property. However, the enforcement of intellectual property rights can be both expensive and time consuming. Therefore, the Company may not be able to devote the resources necessary to prevent infringement of its intellectual property. Also, the Company’s competitors may develop or acquire substantially similar technologies without infringing the Company’s patents or trade secrets. For these reasons, the Company cannot be certain that its patents and proprietary technology will provide it with a competitive advantage.

If members of the Company’s management and their affiliates were to exercise all warrants and options held by them, and if substantially all of the authorized but unissued restricted stock awards were granted to members of management and were to vest, members of management and their affiliates could acquire effective control of the Company.

        The executive officers and directors of the Company, together with institutions with which they are affiliated, own substantial amounts of the Company’s common stock, together with outstanding options and warrants to purchase the Company’s common stock. In addition, the Company has adopted, and its shareholders have approved, a restricted stock plan pursuant to which the Company’s outside directors and executive officers may be awarded up to 2,500,000 shares of restricted stock. Outside directors have been awarded to date 175,000 shares of restricted common stock that have not yet vested. Depending upon the warrants and options exercised by outside investors, if directors, executive officers and affiliates were to exercise their options and warrants, and if additional shares of restricted stock are awarded to the Company’s directors and executive officers and such awards vest, members of management and their affiliates could obtain effective control of the Company. As a result, these officers, directors and affiliates of the Company would be in a position to significantly influence the strategic direction of the Company, the composition of its board of directors and the outcome of fundamental transactions requiring shareholder approval.

Government regulation plays a significant role in the Company’s ability to acquire and market products.

        Government regulation by the United States Food and Drug Administration and similar agencies in other countries is a significant factor in the development, manufacturing and marketing of many of the Company’s products and in the Company’s acquisition or licensing of new products. Complying with government regulations is often time consuming and expensive and may involve delays or actions adversely impacting the marketing and sale of the Company’s current or future products.

Approximately seventy-five percent of the Company’s products are manufactured by third party manufacturers.

        Approximately seventy-five percent of the Company’s products are manufactured by third party manufacturers. One manufacturer produces wound care products which account for about twenty percent of the Company’s sales. Each of the Company’s other manufacturers produce products that individually account for less than ten percent of the Company’s sales.

        The Company maintains good relations with its third party manufacturers. Although there are several manufacturers potentially available for each of the Company’s products, if a current manufacturer were unable or unwilling to continue to manufacture the Company’s products, distribution and sales of the affected products could be delayed for the period necessary to secure a replacement.

Competitors could invent products superior to those of the Company and cause its products and technology to become obsolete.

        The Company operates in an industry where technological developments occur at a rapid pace. The Company competes with a large number of established companies and institutions many of which have more capital, larger staffs and greater expertise than the Company. The Company also competes with a number of smaller companies. The Company’s competitors currently manufacture and distribute a variety of products that are in many respects comparable to those of the Company. While management has no specific knowledge of products under development by the Company’s competitors, it is possible that these competitors may develop technologies and products that are more effective than any the Company currently has. If this occurs, any of the Company’s products and technology affected by these developments could become obsolete.

Although the Company is insured, any material product liability claims could adversely affect its business.

        The Company sells over-the-counter products and medical devices and is exposed to the risk of lawsuits claiming alleged injury caused by its products. Among the grounds for potential claims against the Company are injuries due to alleged product inefficacy and injuries resulting from infection due to allegedly non-sterile products. Although the Company carries product liability insurance with limits of $1.0 million per occurrence and $2.0 million aggregate with $10.0 million in umbrella coverage, this insurance may not be adequate to reimburse the Company for all damages that it could suffer as a result of successful product liability claims. No material product liability claim has ever been made against the Company and management is not aware of any pending product liability claims. However, a successful material product liability suit could adversely affect the Company’s business.

FORWARD LOOKING STATEMENTS

        Some of the information in this prospectus may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and may be subject to the safe harbor created by that section. You can identify these statements by noting the use of forward-looking terms like “believes,” “expects,” “plans,” “estimates” and other similar words. Risks, uncertainties or assumptions that are difficult to predict may affect these kinds of statements. The preceding risk factors and other cautionary statements could cause our actual operating results to differ materially from those expressed in any forward-looking statement. We caution you to keep in mind the preceding risk factors and other cautionary statements and to refrain from placing undue reliance on any forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and other reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public through the SEC’s website at http://www.sec.gov. General information about us, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://www.dermasciences.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website, other than the above mentioned reports and proxy statements, is not incorporated into, and is not a part of, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to incorporate by reference certain information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. The following documents we filed with the SEC are incorporated herein by reference:

(a)	The Company’s registration statement on Form 8-A effective May 13, 1994.
(b)	The Company’s annual report on Form 10-K filed March 31, 2009 for the year ended December 31, 2008.
(c)	The Company’s notice of annual meeting of shareholders and definitive proxy statement filed April 6, 2009 relative to the election of directors and ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009.
(d)	The Company’s current report on Form 8-K filed April 6, 2009 relative to: (i) the Company’s execution of a forbearance agreement with Western Medical, Inc. postponing the maturity of a $500,000 promissory note, and (ii) the Company’s execution of an amendment to its credit and security agreement with GE Business Financial Services Inc. authorizing the execution of the aforementioned forbearance agreement.

(e)	The Company’s quarterly report on Form 10-Q filed May 15, 2009 for the three-month period ended March 31, 2009.

        We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus. Requests for these reports or documents should be directed to John E. Yetter, CPA, Vice President and Chief Financial Officer, Derma Sciences, Inc., 214 Carnegie Center, Suite 300, Princeton, NJ 08540. Requests for these reports or documents may be made telephonically to Mr. Yetter at 609-514-4744 and via email to jyetter@dermasciences.com. We will not send exhibits to these filings unless we have specifically incorporated the exhibit by reference into the filing.

        We have filed a registration statement with the SEC under the Securities Act that registers the issuance and sale of the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

USE OF PROCEEDS

        All of the net proceeds from the sale of the shares will go to the selling shareholders who offer and sell their shares. Accordingly, we will not receive any proceeds from the sale of the shares.

SELLING SHAREHOLDERS

        On April 2, 2008, we privately sold to eight institutional investors 6,100,000 shares of our common stock at $1.00 per share (the “Common Stock”). The Common Stock was “bundled” with five-year warrants to purchase one share of common stock at a per share price of $1.20 (the “Warrants”) in the ratio of one warrant for each two shares of Common Stock purchased. In addition, Warrants to purchase 142,500 shares of Common Stock were issued to Oppenheimer & Co. Inc., New York, New York, in partial compensation for its services as placement agent for the Common Stock and Warrants. Common stock potentially issuable to investors and Oppenheimer & Co. Inc. upon exercise of the Warrants (the “Underlying Common Stock”) is in the amount of 3,192,500 shares. The term “selling shareholders” refers both to investors and Oppenheimer & Co. Inc. At the time of acquisition of the Common Stock and Warrants, no selling shareholder had any agreements or understandings, directly or indirectly, with any person relative to distribution of these securities.

        We have agreed with the selling shareholders to register the Common Stock and Underlying Common Stock. We also agreed with the selling shareholders to use our best efforts to keep the registration statement effective until the earlier of (1) such time as all of the Common Stock and Underlying Common Stock have been disposed of pursuant to and in accordance with the registration statement, or (2) the date on which the Common Stock and Underlying Common Stock may be sold pursuant to Rule 144(b)(1)(i) of the Securities Act. Our registration of the Common Stock and Underlying Common Stock does not necessarily mean that the selling shareholders will sell all or any of these securities.

        The following table presents information regarding the selling shareholders’ ownership of our common stock as of the date of this prospectus. We determine each selling shareholder’s pre-offering ownership by assuming that all warrants held by the selling shareholder have been exercised. We determine each selling shareholder’s post-offering ownership by assuming that all of the shares offered by this registration statement are sold. No selling shareholder has had any position, office or other material relationship with Derma Sciences, or any of its affiliates, during the past three years other than as an owner of our securities:

Selling Shareholders/ Beneficial Owners (1)	Shares Beneficially Owned	Shares Offered Hereby		Shares to be Owned After Offering	Percentage of Outstanding Shares to be Owned After Offering

1837 Partners L.P.	1,329,201	1,257,975	(2)	71,226	0.2%
Frances E. Tuite and Blair R. Haarlow Principals RMB Capital Managers, LLC

1837 Partners QP L.P.	527,064	500,400	(3)	26,664	0.1%
Frances E. Tuite and Blair R. Haarlow Principals RMB Capital Managers, LLC

1837 Partners Ltd.	516,835	491,625	(4)	25,210	0.1%
Frances E. Tuite and Blair R. Haarlow Principals RMB Capital Managers, LLC

Granite Creek Flexcap I, LP	750,000	750,000	(5)	0	0.0%
Mark Radzik Managing Partner Granite Creek Partners, L.L.C.

Selling Shareholders/ Beneficial Owners (1)	Shares Beneficially Owned	Shares Offered Hereby		Shares to be Owned After Offering	Percentage of Outstanding Shares to be Owned After Offering

Iroquois Master Fund Ltd.	583,330	375,000	(6)	208,330	0.5%
Joshua N. Silverman General Partner Iroquois Capital LP

LB I Group Inc. (7)	11,035,700	3,000,000	(8)	8,035,700	20.0%
Jeffrey Ferrell Senior Vice President LB I Group Inc.

Oppenheimer & Co. Inc.	142,500	142,500	(9)	0	0.0%
Kee Colen Managing Director Oppenheimer & Co. Inc.

Wanger Long Term
Opportunity Fund II, LP	920,000	900,000	(10)	20,000	0.0%
Eric D. Wanger Managing Member Wanger Investment Management, LLC

WHI Select Fund, L.P.	5,708,375	1,875,000	(11)	3,833,375	9.5%
Patricia Lanigan Portfolio/Fund Administrator William Harris Investors, Inc.

Total Shares	21,513,005	9,292,500		12,220,505

_________________
(1)  The term “Beneficial Owners” refers to those entities and individuals that maintain voting and dispositive authority relative to the shares.
(2)  Shares offered hereby consist of 838,650 shares of outstanding Common Stock and 419,325 shares of Common Stock issuable upon exercise of Series K Warrants.
(3)  Shares offered hereby consist of 333,600 shares of outstanding Common Stock and 166,800 shares of Common Stock issuable upon exercise of Series K Warrants.
(4) Shares offered hereby consist of 327,750 shares of outstanding Common Stock and 163,875 shares of Common Stock issuable upon exercise of Series K Warrants.
(5)  Shares offered hereby consist of 500,000 shares of outstanding Common Stock and 250,000 shares of Common Stock issuable upon exercise of Series K Warrants.
(6)  Shares offered hereby consist of 250,000 shares of outstanding Common Stock and 125,000 shares of Common Stock issuable upon exercise of Series K Warrants.

(7)  LB I Group Inc. is a wholly owned subsidiary of Lehman Brothers Inc. which is a registered broker-dealer. LB I Group Inc. has represented to us that: (i) it is not acting as an underwriter in connection with the sale of the Common Stock or Underlying Common Stock, (ii) it purchased the Common Stock and Underlying Common Stock it is offering under this prospectus in the ordinary course of business, and (iii) at the time of such purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the Common Stock and Underlying Common Stock. Lehman Brothers Holdings Inc., a public reporting company, is the parent company of Lehman Brothers Inc.
(8)  Shares offered hereby consist of 2,000,000 shares of outstanding Common Stock and 1,000,000 shares of Common Stock issuable upon exercise of Series K Warrants.
(9)  Shares offered hereby consist of 142,500 shares of Common Stock issuable upon exercise of Series K Warrants.
(10)  Shares offered hereby consist of 600,000 shares of outstanding Common Stock and 300,000 shares of Common Stock issuable upon exercise of Series K Warrants.
(11)  Shares offered hereby consist of 1,250,000 shares of outstanding Common Stock and 625,000 shares of Common Stock issuable upon exercise of Series K Warrants.

PLAN OF DISTRIBUTION

        The selling shareholders, including donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or Underlying Common Stock (collectively, the “Registered Shares”) received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their Registered Shares on any stock exchange, market or trading facility on which the Registered Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. To the extent any of the selling shareholders gift, pledge or otherwise transfer the Registered Shares, such transferees may offer and sell the Registered Shares from time to time under this prospectus, provided that this prospectus has been amended under Rule 424(b)(3) or other applicable provision of the Securities Act to include the name of such transferee in the list of selling shareholders under this prospectus.

        The selling shareholders may use any one or more of the following methods when disposing of Registered Shares:

•	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	Block trades in which the broker-dealer will attempt to sell the Registered Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	An exchange distribution in accordance with the rules of the applicable exchange;
•	Privately negotiated transactions;
•	Short sales;
•	Through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	A combination of any such methods of sale; and
•	Any other method permitted pursuant to applicable law.

        The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the Registered Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Registered Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

        In connection with the sale of the Registered Shares, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Registered Shares in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver the Registered Shares to close out their short positions, or loan or pledge the Registered Shares to broker-dealers that in turn may sell same. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Registered Shares which such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The aggregate proceeds to the selling shareholders from the sale of the Registered Shares offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Registered Shares to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants.

        The selling shareholders also may resell all or a portion of the Registered Shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

        We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Registered Shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the Registered Shares against certain liabilities, including liabilities arising under the Securities Act.

        We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Registered Shares.

LEGAL MATTERS

        For the purposes of this offering, Hedger & Hedger, 2 Fox Chase Drive, P.O. Box 915, Hershey, Pennsylvania, 17033, is giving its opinion on the validity and non-assessability of the shares.

EXPERTS

        The consolidated financial statements of Derma Sciences, Inc. as of and for the years ended December 31, 2008 and 2007 appearing in Derma Sciences, Inc.‘s Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The following table sets forth expenses (estimated except for the registration fee) in connection with the offering described in the registration statement:

SEC registration fee	$ 365
Accounting fees and expenses	15,000
Legal fees and expenses	45,000
Printing expenses	2,500
Miscellaneous	1,000

Total	$ 63,865

Item 14. Indemnification of Directors and Officers.

        Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988 empower the Company, and the bylaws of the Company provide that it shall have the power, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or in the case of actions undertaken other than in his official capacity, not opposed to, the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; except that, in the case of an action or suit by or in the right of the Company, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses.

Item 15. Recent Sales of Unregistered Securities.

Offering of April 18, 2006

        On April 18, 2006 the Company privately sold 2,655,098 units (the “Units”), at $2.40 per Unit, each Unit consisting of four shares of the Company’s common stock, $0.01 par value (the “Common Stock”), and one five-year warrant to purchase one share of Common Stock at the price of $1.00 (the “Warrants”). Initially, neither the Units nor the Common Stock component of the Units nor the Common Stock issuable upon exercise of the Warrants (the latter, collectively, the “Underlying Common Stock”) were registered under the Securities Act of 1933 (the “Act”) and were offered pursuant to the exemptions from registration set forth in section 4(2) of the Act and Regulation D, Rules 501-503 and 506 promulgated thereunder. The Units were offered exclusively to “accredited investors” as this term is defined in Rule 501(a) of Regulation D. The Common Stock and Underlying Common Stock were subsequently registered pursuant to the Company’s registration statement on Form S-3 effective October 20, 2006.

        Proceeds of the sale of the Units of $6.4 million, less commissions and other offering expenses of approximately $500,000, were applied to the Company’s acquisition of substantially all of the assets of Western Medical, Inc. as well as the payment of acquisition related expenses.

        The Company paid commissions to registered broker-dealers (“Placement Agents”) incident to the sale of the Units in amounts of up to 8% of the purchase price thereof, together with five-year warrants to purchase Common Stock of the Company equal to 10% of the Common Stock sold in the offering and exercisable at $0.72 per share (“Placement

Agent Warrants"). Placement agents included Taglich Brothers, Inc., Oppenheimer & Co., Inc. and Beaufort International Associates, Ltd.

Offering of August 3, 2006

        On August 3, 2006 the Company privately sold 2,000,000 shares of the Company’s common stock, $0.01 par value (the “Common Stock”), at $0.75 per share for a total purchase price of $1.5 million, to Comvita New Zealand Limited, a corporation organized under the laws of New Zealand and headquartered in Paengaroa, New Zealand (“Comvita”). Initially, the Common Stock was not registered under the Securities Act of 1933 (the “Act”) and was offered and sold pursuant to the exemptions from registration set forth in section 4(2) of the Act and Regulation D, Rules 501-503 and 506 promulgated thereunder. Comvita is an “accredited investor” as this term is defined in Rule 501(a) of Regulation D. The Common Stock was subsequently registered pursuant to the Company’s registration statement on Form S-3 effective November 27, 2006.

        The Company did not pay sales commissions or other compensation relative to the sale of the Common Stock. It utilized $500,000 of the purchase price for the Common Stock to reduce its term loan obligations. The balance of the $1.0 million purchase price was utilized both to reduce debt obligations and for general working capital purposes.

Offering of November 8, 2007

        On November 8, 2007 the Company privately sold 8,571,420 shares of the Company’s common stock (the “Common Stock”) at a price of $0.70 per share, together with 2,142,855 five-year warrants to purchase one share of Common Stock at the price of $0.77 (the “Warrant(s)”), to two institutional purchasers. The Common Stock and the Warrants were “bundled” with each purchaser receiving one Warrant for every four shares of Common Stock purchased. Initially, neither the Common Stock nor common stock issuable upon exercise of the Warrants (the “Underlying Common Stock”) were registered under the Securities Act of 1933 (the “Act”) and were offered pursuant to the exemptions from registration set forth in section 4(2) of the Act and Regulation D, Rules 501-503 and 506 promulgated thereunder. The purchasers are “accredited investors” as this term is defined in Rule 501(a) of Regulation D. The Common Stock was subsequently registered pursuant to the Company’s registration statement on Form S-3 effective January 2, 2008.

        The Company paid commissions to Oppenheimer & Co, Inc., a registered broker dealer, incident to the sale of the Common Stock and Warrants of 6% of the purchase price thereof, i.e. $360,000.

        Proceeds from the sale of the Common Stock and Warrants of $6.0 million, less commissions and other offering expenses of approximately $500,000, were applied to the Company’s acquisition of substantially all of the assets of the first aid division of NutraMax Products, Inc. as well as the payment of acquisition related expenses.

Offering of April 2, 2008

        On April 2, 2008 the Company privately sold 6,100,000 shares of the Company’s common stock (the “Common Stock”) at a price of $1.00 per share, together with 3,050,000 five-year warrants to purchase one share of Common Stock at the price of $1.20 (the “Warrant(s)”), to eight institutional purchasers (the “Offering”). The Common Stock and the Warrants were “bundled” with each purchaser receiving one Warrant for every two shares of Common Stock purchased. The purchasers are “accredited investors” as this term is defined in Rule 501(a) of Regulation D (discussed below).

        Neither the Common Stock nor common stock issuable upon exercise of the Warrants (the “Underlying Common Stock”) were registered under the Securities Act of 1933 (the “Act”) and were offered pursuant to the exemptions from registration set forth in section 4(2) of the Act and Regulation D, Rules 501-503 and 506 promulgated thereunder.

        The Company paid the following consideration to Oppenheimer & Co, Inc., a registered broker dealer, incident to the sale of the Common Stock and Warrants: (i) commissions in the amount of $394,500, (ii) reimbursed expenses in the amount of $4,678, and (iii) Warrants to purchase 142,500 shares of Common Stock.

        Proceeds from the Offering of $6.1 million, less commissions and other offering expenses of approximately $430,000, have been initially applied to reduce indebtedness under the Company’s revolving credit facility. Ultimately, the Company intends to utilize net proceeds from the Offering to expand its sales force and potentially to acquire world-wide rights to Medihoney, a wound dressing employing Active Leptospermum Honey as to which the Company currently maintains rights for North and South America.

Item 16. Exhibits.

Exhibit Number	Description
4	Form of Securities Purchase Agreement (previously filed as Exhibit 10.01 to the
Company's Form 8-K relative to the Company’s private sale of 6,100,000 shares of common stock and warrants to purchase 3,050,000 shares of common stock filed April
7, 2008 and incorporated by reference herein)
5	Opinion of Hedger & Hedger regarding the legality of the securities being registered
23.1	Consent of Ernst & Young LLP
23.2	Consent of Hedger & Hedger (included in its opinion filed as Exhibit 5)

Item 17. Undertakings.

The undersigned Registrant undertakes:

        (l)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                 (iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (l)(i) and (l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

                 (i)   If the Registrant is relying on Rule 430B:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        (5)   That, for purposes of determining any liability under the Securities Act of 1933 each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[Signatures on next page]

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Princeton, New Jersey, on the 22nd day of May, 2009.

DERMA SCIENCES, INC.
By:	/s/ Edward J. Quilty
Edward J. Quilty President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity in Which Signed	Date
/s/ Edward J. Quilty	President, Chief Executive Officer and	May 22, 2009
Edward J. Quilty	Chairman of the Board of Directors
(Principal Executive Officer)
/s/ John E. Yetter, CPA	Vice President and Chief Financial Officer	May 22, 2009
John E. Yetter, CPA	(Principal Financial and Accounting
Officer)
*	Director	May 22, 2009
Srini Conjeevaram
*	Director	May 22, 2009
Stephen T. Wills, CPA, MST
*	Director	May 22, 2009
James T. O'Brien
*	Director	May 22, 2009
C. Richard Stafford, Esq.
*	Director	May 22, 2009
Richard J. Keim
*	Director	May 22, 2009
Robert G. Moussa
*	Director	May 22, 2009
Bruce F. Wesson

*By:	/s/ Edward J. Quilty
Edward J. Quilty
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
4	Form of Securities Purchase Agreement (previously filed as Exhibit 10.01 to the
Company's Form 8-K relative to the Company’s private sale of 6,100,000 shares of common stock and warrants to purchase 3,050,000 shares of common stock filed April
7, 2008 and incorporated by reference herein)
5	Opinion of Hedger & Hedger regarding the legality of the securities being registered
23.1	Consent of Ernst & Young LLP
23.2	Consent of Hedger & Hedger (included in its opinion filed as Exhibit 5)